Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of an additional 5,000,000 Class A Ordinary Shares to be issued pursuit to the Aon plc 2011 Incentive Plan of our reports dated February 19, 2019, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Aon plc included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

November 27, 2019